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                                                                    EXHIBIT 10.9

A.Prot. 1997/13                                               Vorab-Ausfertigung



                                 NOTARIAL DEED


                           PURCHASE & SALE AGREEMENT

Negotiated at Basel/Switzerland, this 16th (sixteenth) day of January 1997 (nineteen hundred and ninety-seven)

Before me, the undersigned notary


                                 STEPHAN CUENI

in my offices in Basel, Switzerland, today appeared

1. Attorney-at-Law Dr.Hans-Jorg Ziegenhain, born August 9, 1961, German citizen, with business address c/o DOSER AMERELLER NOACK, Bethmannstrasse 50-54, D-60311 Frankfurt am Main, and private domicile at Wilhelm-Bonn-Str. 6C, D-61476 Kronberg, known by person, not acting on his own behalf, but as representative with authority of representation and exempted from the restrictions imposed by Section 181 German Civil Code in the name and on behalf of

         a) HSN Home Shopping Network GmbH i.Gr., a German company limited by shares in process of incorporation with head office at Bethmannstr. 50 - 54, D-60311 Frankfurt am Main, Germany, to be registered in the Commercial Register at the local court of Frankfurt am Main, according the attached certified copy of the Deed of Incorporation dated December 12, 1996, and the attached written power of attorney dated January 15, 1996 (recte 1997)

                                                        -hereinafter "HSN GmbH"-

         b) Home Shopping Network Inc., 11831 30th Court North, St. Petersburg, Florida 33716, U.S.A., according the aforementioned power of attorney

                                                             -hereinafter "HSN"-
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2.       Attorney-at-Law Philipp Blomeyer, born June 8, 1964, German citizen, with business address c/o Schickendanz Holding - Stiftung & Co.KG, Nurnberger Str. 91 - 95, D-90762 Furth, and with private domicile at Hallerwiese 10, D-90419 Nurnberg, identified by his German Personalausweis, not acting on his own behalf but

         a) as representative with authority of representation and exempted from the restrictions imposed by Section 181 of the German Civil Code for Quelle Schickedanz AG & Co., a German limited partnership with head office at Nurnberger Strasse 91
                  - 95, D-90762 Furth, Germany, registered with the Commercial Register at the local court of Furth under HRA 2425, according the attached certified power of attorney dated December 17, 1996, and the attached certified extracts from the Commercial Register concerning the partnership (HRA 2425) and its unlimited partner (HRB 4990) dated December 13, 1996,

                                                          -hereinafter "QUELLE"-

         b) as representative without authority of representation and waiving any personal liability for Mr. Thomas Kirch, born ______________________, German citizen, with private domicile at Felix-Dahm-Str. 8. D-81925 Munchen, Germany

                                                      -hereinafter "KIRCH"-

         c) as representative without authority of representation and waiving any personal liability for Dr. Georg Kofler, born ______________________, German citizen, with private domicile at Heinrich-Knote-Str. 14, D-82343 Pocking,

                                                      -hereinafter "DR. KOFLER"-

The persons appeared requested this Deed including certain Exhibits hereto to be recorded in the English language. The acting Notary Public who is in sufficient command of the English language ascertained that the persons appeared are also in command of the English language. After having been instructed by the acting Notary, the persons appeared waived the right to obtain the assistance of a sworn interpreter and to obtain a certified German translation of this Deed including the English Exhibits hereto.

The persons appeared, acting as indicated, asked for the Notarization of the following:
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                                                                               3

PREAMBLE


WHEREAS, HSN sells a variety of consumer goods and services by means of customer interactive electronic retail sales programmes which are transmitted via satellite to cable television systems, affiliated broadcast television stations and satellite dish receivers (hereinafter "HSN GmbH Business"). HSN GmbH is a German limited liability company, newly formed for purposes of engaging in the German electronic retail market and is indirectly wholly owned by HSN.

WHEREAS, H.O.T. Home Order Television GmbH & Co.KG (hereinafter "H.O.T.") is Germany's first and only television shopping network, operating a teleshopping T.V. programme comprising in particular the distribution of products and merchandise by means of interactive home-ordering television (hereinafter "H.O.T. Business").

WHEREAS, HSN GmbH intends to acquire a 29% partnership interest in H.O.T. and a 29% share interest in H.O.T.'s General Partner, Home Order Television Verwaltungs GmbH (hereinafter "General Partner").

WHEREAS, Quelle and Kirch (hereinafter also referred to as "Sellers") are willing to sell an aggregate interest of 29% in the Limited Partnership and an aggregate interest of 29% in the General Partner.

WHEREAS, Dr. Kofler acceeds to this Agreement with respect to the provisions set forth below in Section 2.5, Section 5 and Section 12 in his capacity as shareholder of the General Partner and in his capacity as a limited partner of H.O.T.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

Section 1 CURRENT STATUS

1.1 H.O.T.'s aggregate liability capital ("Haftkapital") of DM 5,000,000.00 (hereinafter "Liability Capital") is held as follows:

                  Quelle holds an aggregate partnership interest ("Beteiligung am Festkapital") in the amount of DM 2,500,000.00.

                  Kirch holds an aggregate partnership interest in the amount of DM 2,000,000.00.
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                                                                               4


                  Dr. Kofler holds an aggregate partnership interest in the amount of DM 500,000.00.

         The above partnership interests, save for Dr. Kofler's, are hereinafter referred to as the "Partnership Interests".

1.2 The General Partner's aggregate nominal share capital of DM 50,000.00 (hereinafter "Share Capital") is held as follows:

                  Quelle holds a share in the nominal amount of DM 25,000.00.

                  Kirch holds a share in the nominal amount of DM 20,000.00.

                  Dr. Kofler holds a share in the nominal amount of DM 5,000.00.

         The above shares, save for Dr. Kofler's, are hereinafter referred to as the "Shares".

1.3 Sellers and Dr. Kofler have entered into a cooperation agreement by written instrument dated December 7, 1995 which amended the former cooperation agreement, originally entered into by Quelle and Pro 7 Televisions GmbH, in the meantime renamed into ProSieben Media Aktiengesellschaft (hereinafter "ProSieben") under the notarial deed of the notary public Dr. Dieter Granicher, Basel, of April 24, 1995 (deed roll A.Prot. 1995/34), to the effect that, as to the cooperation agreement, ProSieben was succeeded by Kirch and Dr. Kofler (hereinafter jointly referred to as the "Existing Cooperation Agreement").

Section 2 SALE AND ASSIGNMENT OF PARTNERSHIP INTERESTS AND SHARES

2.1 Sellers hereby sell to HSN GmbH with economic effect ("mit wirtschaftlicher Wirkung") as of the Effective Date (as defined in
         Section 6.1) and hereby assign with effect of the Closing Date (as defined in Section 6.4) each a portion of their respective Partnership Interests in the following amounts:

                  Quelle                                       DM 950,000.00

                  Kirch                                        DM 500,000.00

         (hereinafter the "Acquired Partnership Interests").
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         The Acquired Partnership Interests in the aggregate amount of DM
         1,450,000.00 equal a 29% partnership interest of HSN GmbH in HOT. The transfer in rem ("dinglicher Ubergang") shall be subject to the conditions precedent set forth in Section 6.4. and the registration of HSN GmbH in the Commercial Register as successor in title to the Acquired Partnership Interests ("Sonderrechtsnachfolge"). No additional conditions precedent exist as to the acquisition of the Acquired Partnership Interests. The passing of risk occurred as of the Effective Date (defined in Section 6.1).

2.2 Sellers hereby sell with economic effect as of the Effective Date and hereby assign as of the Closing Date by way of partitioning their Shares in the General Partner the following fractions of shares, including all rights and obligations pertaining thereto:

                  Quelle                                       DM 9,500.00

                  Kirch                                        DM 5,000.00

         (hereinafter the "Acquired Shares").

         Consent of General Partner to the above partitioning of Shares is attached in copy hereto as Exhibit 2.2. The assignment of the Shares is made subject to the compliance with the conditions precedent described under Section 6.4. No additional conditions precedent exist as to the assignment of the Acquired Shares. The passing of risk occurred as of the Effective Date.

2.3 HSN GmbH purchases the above Acquired Partnership Interests and Acquired Shares and hereby accepts their transfer and assignment subject to terms and conditions of this Agreement.

2.4 Sellers shall not dispose of any of the above Partnership Interests sold to HSN GmbH between the Effective Date and the registration in the Commercial Register of HSN GmbH as successor in law without prior written consent of HSN GmbH. Further, Sellers shall not exercise any rights conferred with the Acquired Partnership Interests without prior written approval of HSN GmbH. Sellers shall account for and shall be severally liable for any breach of the foregoing undertakings.

2.5 Sellers and Dr. Kofler each hereby waive any rights of first refusal, preemptive rights or any rights of similar nature granted to them under the existing H.O.T. partnership agreement (hereinafter "Existing Partnership Agreement"), or the existing Articles of Association for the General Partner (hereinafter "Existing Articles of Associations")
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                                                                               6


         or the Existing Cooperation Agreement and consent hereby to the transfer of the Acquired Partnership Interests and of the Acquired Shares to HSN GmbH.

Section 3 PURCHASE PRICE



3.1 The Purchase Price to be paid by HSN GmbH for the Acquired Partnership Interests and the Acquired Shares shall be

                               US$ 15,000,000.00

                       (in words: 15 million US-Dollars)

         (hereinafter the "Purchase Price"). Permission of the Deutsche Bundesbank pursuant to Section 3 Wahrungsgesetz is attached hereto as
         Exhibit 3.1.

3.2 The Purchase Price for the Acquired Partnership Interests and the Acquired Shares is payable as follows:

         3.2.1 The first installment of US$ 5,000,000.00 was placed in escrow under the escrow agreement dated November 20, 1996, with any interest on such account payable to Sellers after HSN GmbH has been reimbursed for all of its escrow-related costs. The first installment shall be released upon the Closing Date (as defined in Section 6.3).

         3.2.2 The second installment of US$ 5,000,000.00 shall become due and payable on April 1, 1997.

         3.2.3. The third installment of US$ 5,000,000.00 shall become due and payable on September 1, 1997.

3.3 Any monies payable under these provisions to Sellers shall be paid into Quelle's account with Deutsche Bank AG, Nurnberg, account no.0191650, sort code 760 700 12, swift code deutdemm 760. Quelle shall arrange that the monies received in the above account shall be distributed to the other Sellers in proportion to their Partnership Interests and Shares sold hereunder. With payment into the above account, Sellers' respective payment demands against the HSN GmbH are deemed to be fulfilled.
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Section 4 BALANCE SHEET ADJUSTMENT AS OF AUGUST 31, 1996

4.1 Sellers shall make a payment to H.O.T. equal to the net deficit ("nicht durch Eigenkapital gedecker Fehlbetrag") as shown in the Management Accounts as of August 31, 1996, attached hereto as Exhibit 4.1, which have been prepared by H.O.T.'s management in accordance with generally accepted German principles of accounting and preparation of balance sheets in keeping the continuity and valuation principles compared to H.O.T.'s former audited annual accounts (hereinafter "Management Accounts"). Such payment shall be referred to as Balance Sheet Adjustment Payment.

4.2 HSN GmbH will not have any responsibility for any liability, which for purposes of this Clause shall include any liabilities within the meaning of Section 266(3)(C) HGB, any accruals to be provided for in connection with employee benefits (such as Christmas and holiday pay), tax accruals, deferred payments ("erhaltene Anzahlungen") and accruals for pending or conditional sales ("bedingte Umsatze") (hereinafter jointly "Liabilities") of which H.O.T. or the Sellers were aware or should have been aware of, except as reflected in the Management Accounts. Sellers shall, in lieu of any other remedies, be jointly and severally liable for putting H.O.T. in the same financial position that it would have been in if the liabilities were properly disclosed in the Management Accounts and had thereby increased the Balance Sheet Adjustment Payment.

4.3 All payments of Sellers and Dr. Kofler identified as partner contributions ("Gesellschafterzuschusse") provided to H.O.T. since September 1, 1996, shall be credited against any Balance Sheet Adjustment Payment determined in accordance with the provisions above. If and to the extent, the aggregate amount of these partner contributions exceed the Balance Sheet Adjustment Payment (hereinafter the "Excess Amount"), such Excess Amount shall be credited against Sellers' obligation to compensate losses of H.O.T. as from September 1, 1996. In such case HSN GmbH shall make a contribution to H.O.T. equalling 29/71 times the Excess Amount within ten (10) banking days after the Closing Date.



Section 5 CHANGES TO THE CORPORATE STRUCTURE AND THE CORPORATE GOVERNANCE

5.1      Immediately after the Closing Date, the parties to this Agreement
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         5.1.1    will cause a general meeting of the partners of the H.O.T. to be convened and that the Existing Partnership Agreement of the Limited Partnership shall be amended in accordance with the approved terms as set forth in Exhibit 5.1.1 hereto;

         5.1.2 shall undertake jointly to arrange for filing of the certified application to the Commercial Register regarding the change of title in the Partnership Interests and the amendment of the Partnership Agreement, and HSN GmbH shall take all action to deliver such application to the Commercial Register received pursuant to Section 6.4.2 to the competent court for registration of the above changes.

5.2 Immediately after the Closing Date, the Parties shall cause a general meeting of the shareholders of the General Partner to be convened and that

         5.2.1 the Existing Articles of Association shall be changed in accordance with the approved terms set forth in Exhibit 5.2.1 hereto in notarial form before the notary public Dr. Rudiger Graf von Stosch, Munchen, Maximilianplatz, 10;

         5.2.2 the existing rules of procedure for the managing directors shall be changed in accordance with the approved terms as set forth in Exhibit 5.2.2 hereto;

         5.2.3 the existing rules of procedure for the advisory board shall be changed in accordance with the approved terms as set forth in Exhibit 5.2.3 hereto.

5.3 The Parties hereto hereby execute the Joint Venture Agreement as set forth in Exhibit 5.3 hereto, which shall supersede and replace the Existing Joint Venture Agreement as from the Closing Date (An English translation of Exhibit 5.3 is also attached to this deed, but does not form part of the deed and shall not be deemed to be notarized).

5.4 The Partnership Agreement, the Articles of Association, the Joint Venture Agreement, rules of procedure for the managing directors and the rules of procedure for the advisory board, as amended in each case in accordance with the above provisions, shall ensure that all actions set forth in Exhibit 5.4 shall require the approval of 90% or more of the shareholders of the General Partner, the partners of the Limited Partnership, or their authorized representatives appointed to the advisory board (hereinafter "Veto Right Issues"). All of the Veto Right Issues may be amended by the shareholders of the General Partner or the limited partners of the Limited Partnership by a 90% supermajority.
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Section 6 EFFECTIVE DATE, SIGNING DATE, CLOSING DATE

6.1 Effective Date shall be September 1, 1996, 0.00 hours (hereinafter "Effective Date").

6.2 Signing Date shall mean the day on which this Agreement shall be notarized (hereinafter "Signing Date").

6.3 Closing Date shall mean the day on which the conditions precedent under Section 6.4 are complied with (hereinafter "Closing Date).

6.4      On the Closing Date all of the following conditions must be fulfilled:

         6.4.1 premerger clearance of the Federal Cartel Office, Berlin, was received in accordance with Section 24a GWB or any of the time periods contained in Section 24a GWB have lapsed without the issuance of an injunction prohibiting the transaction contemplated hereunder;

         6.4.2 delivery of the duly certified applications to the Commercial Register pursuant to Section 5.1.2 by Sellers to HSN GmbH.

Section 7 REPRESENTATIONS AND WARRANTS of HSN GmbH AND HSN

7.1      HSN GmbH represents and warrants with regard to Section 7.1.1 and
         Section 7.1.2 as of the Signing Date and HSN represents and warrants with regard to Section 7.1.3 as of the Signing Date

         7.1.1    Organization

                  HSN GmbH is a limited liability company in formation ("GmbH i. Gr.") duly organized, validly existing and in good standing under the laws of the Federal Republic of Germany and has the necessary power and authority to conduct its business.

         7.1.2    Corporate Power

                  HSN GmbH has the corporate power and authority to execute and deliver this Agreement and to consumate the transactions contemplated hereunder. The execution and delivery of this Agreement by HSN GmbH and the
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                                                                              10


                  consummation by HSN GmbH of the transactions contemplated hereunder, have been duly authorized by HSN GmbH's shareholders and no other corporate proceeding on the part of HSN GmbH is necessary to authorize this Agreement or the consummation of the transactions contemplated hereunder.

         7.1.3    No Competitive Restrictions

                  The execution and implementation of this Agreement does not constitute a violation of any non-compete restrictions HSN is subject to in relation to any third parties.

7.2 If and to the extent, that representations and warranties of HSN GmbH or HSN, as the case may be, are untrue, misleading or broken, HSN GmbH shall (i) put Sellers in a position as if such representations and warranties were true by making the representations and warranties true ("Naturalrestitution") or, at Sellers option, shall (ii) pay damages for nonfulfilment of the representations and warranties ("Schadensersatz in Geld").

Section 8. REPRESENTATIONS AND WARRANTIES OF SELLERS

8.1 Sellers represent and warrant as of the Effective Date, unless provided otherwise, hereinafter:

         8.1.1    Compliance with Articles

                  The execution of this Agreement and the performance of all obligations undertaken hereunder have, as of the Signing Date, been validly authorized by all necessary corporate action, and the obligations undertaken by Sellers under this Agreement constitute valid, legal and binding, obligations enforceable against each of them in accordance with the terms of such authorization.

         8.1.2    Corporate Power

                  Each of Sellers, as of the Signing Date, is either a corporation duly incorporated and validly existing in all respects under the laws of the jurisdiction of their respective incorporation or an individual with full power
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                  and authority to own its assets and to carry on the H.O.T.
                  business as presently conducted.

         8.1.3    No Breach of Third Party Obligations

                  Neither the execution and the delivery by Sellers of this Agreement nor the performance or observance of any of their obligations hereunder does or will, as of the Signing Date, conflict with, or result in a breach or violation of any judgement, order or decree, indenture, mortgage, trust deed, agreement or other instrument, arrangement, obligation or duty in each case by which either Seller is bound at the date hereof or cause any limitation on any of either Sellers' powers whatsoever, howsoever imposed, or on the right or ability of the directors of either Seller to exercise such powers, to be exceeded.

         8.1.4    Existence of Partnership Interests and Shares

                  As of the Signing Date, all Partnership Interests and Shares listed in Section 1 above exist in the amounts set out therein, are fully paid up and have not been repaid; the Partnership Interests and the Shares and all rights attaching thereto are free and clear of any third-party rights and have not been pledged, assigned, charged or used as a security other than as listed in Exhibit 8.1.4; Sellers have all right, authority and power to transfer the Partnership Interests and Shares.

                  Sellers and Dr. Kofler are as of the Signing Date the only partners in H.O.T. and the only shareholders in the General Partner, and there are no options or agreements outstanding which call for the grant to any other person of any partnership or other interest in H.O.T. or the General Partner, as the case may be.

         8.1.5    Bankruptcy

                  As of the Signing Date, no bankruptcy or judicial composition proceedings concerning the assets of H.O.T. or the General Partner or any of the Sellers exist pursuant to the Bankruptcy or Reorganisation Code or the Avoidance Law ("Anfechtungsgesetz") and there are no grounds which could justify the voidance of this Agreement and that the participation of each Seller in
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                                                                              12


                  H.O.T. or the General Partner does not represent the whole or a substantial part of the assets of any of the Sellers within the meaning of Section 419 BGB.

         8.1.6    Powers

                  As of the Signing Date, H.O.T. is a limited partnership duly constituted and validly existing in all respects under the laws of the Federal Republic of Germany with full power and authority to own its assets and to carry on its business as previously conducted.

                  As of the Signing Date, General Partner is a limited liability company duly constituted and validly existing in all respects under the laws of Germany with full power and authority to own its assets and to carry on its business as previously conducted.

         8.1.7    AGREEMENTS

                  To the best knowledge of Sellers, all material agreements, rights and duties binding on H.O.T. and/or enforceable against H.O.T., in particular those specified hereunder, are made in the ordinary course of business and have no material negative effect on the financial condition or the H.O.T. Business, and to the best knowledge of Sellers, those agreements and rights remain unchanged and no circumstances exist, including the transaction contemplated hereunder, which will impair or endanger the unaltered continuation of these agreements. The foregoing statements apply to all of the agreements of H.O.T. including but not limited to the following agreements and obligations:

                  8.1.7.1 employment agreements and pension and benefit plans for Kirch, Dr. Kofler, general managers, Prokurists and senior employees ("leitende Angestellte") of H.O.T. and/or General Partner;

                  8.1.7.2 other employment contracts and service agreements providing for an annual remuneration of more than DM 100,000.00, bonus, commission entitlements or similar pension and benefit plans or having a termination period of more than one year;
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                  8.1.7.3  any consultancy agreements providing for an annual remuneration of an average more than DM 50,000.00, or having a termination period of more than six months;

                  8.1.7.4 any material technical assistance, programming, licence, and production agreements;

                  8.1.7.5 material agreements with customers or suppliers as well as agreements with customers and suppliers outside the ordinary course of business, in particular any agreements granting deductions, discounts, credits or prepayments;

                  8.1.7.6 material rental and lease agreements, other than usual leasing agreements relating to office equipment;

                  8.1.7.7 loan, credit, guarantee and security agreements, letters of credit and surety undertakings of any nature, and loans to employees in excess of two months' salaries;

                  8.1.7.8 material sales representative, agency and distribution agreements;

                  8.1.7.9 insurance policies taken out by H.O.T. or the General Partner, other than insurances for company cars;

                  8.1.7.10 restrictive covenants or agreements limiting any of
                           H.O.T.'s or General Partner's rights to deal in certain products or in certain territories, or any other restrictive covenants or agreements limiting H.O.T.'s or General Partner's business as carried out prior to the Signing Date;

                  8.1.7.11 any material agreements with or other rights and
                           obligations to Sellers or any of their relatives according to Section 15 AO or any entity in which any or several of them has a financial interest of more than 5%, a list of which is set out in Exhibit 8.1.7.11;

                  8.1.7.12 any other material agreements and/or commitments
                           involving a consideration or liability per agreement or in total of more than DM 50,000.00 per annum for H.O.T. or the General Partner or providing for performance beyond June 30, 1997;

                  8.1.7.13 works council agreements and agreements with trade unions, other than industry-wide regional or supraregional collective bargaining agreements;

                  8.1.7.14 all rights of third parties regarding the acquisition of rights to H.O.T. or the General Partner.

         8.1.8    Performance of Agreements

                  H.O.T. and the General Partner have performed and complied, to the best knowledge of Sellers, with all material obligations under the agreements referred to in Section 8.1.7 above and have done everything which is necessary in order to be in a position to meet obligations under these agreements when they become due. To the best knowledge of Sellers, none of the parties referred to in Section 8.1.7 above is entitled to terminate or modify its obligations thereunder as a result of the execution of this Agreement. To the best knowledge of Sellers, H.O.T. and General Partner have fulfilled all requirements of these agreements and no event has occurred which, but for the passage of time, would constitute a default of such agreements. Prices on all agreements, bids, orders and quotes of H.O.T. or the General Partner which were fully enforceable against H.O.T. or the General Partner or given by H.O.T. or the General Partner to any affiliates of ProSieben as of the Signing Date, are calculated above cost and are negotiated at arm's length.

                  H.O.T has in effect a transponder lease agreement through April 2005 for a monthly lease payment not exceeding DM 850,000.00 as from January 1, 1997 per month exclusive of V.A.T. and that SES has approved and consented to the sub-leasing of the transponder agreement to H.O.T. in due form.

         8.1.9    Intellectual Property Rights

                  To the best knowledge of Sellers, H.O.T. owns and/or retains all intellectual property rights used in the present or planned business activities of H.O.T. or the General Partner, including the rights from notifications, and to the best knowledge of Sellers

                  8.1.9.1 these rights are the unencumbered and unlimited property of H.O.T. or the General Partner and no rights of third parties to these intellectual property rights or their use exist;

                  8.1.9.2 none of the intellectual property rights have been charged, nor have been threatened to be charged with infringement and there exists no basis on which any of these rights are threatened with nullification or invalidation;

                  8.1.9.3 neither these intellectual property rights nor their use infringes upon the intellectual property rights of third parties;

                  8.1.9.4 all payment of fees and other measures needed to maintain the intellectual property rights have been undertaken fully and in a timely manner; and

                  8.1.9.5 the business of H.O.T. or the General Partner does not infringe any intellectual property right of a third party.

         8.1.10   Software

                  To the best knowledge of Sellers, the software developed, used and applied by H.O.T. or the General Partner (hereinafter "the Software"), the copyrights relating thereto and the rights accruing thereunder are not charged, burdened or encumbered in any way or any rights of any employees or sub-contractors whether arising under the Employees Invention Act ("Arbeitnehmer-erfindungsgesetz") or on any other legal basis attaching thereto. To the best knowledge of Sellers all source codes relating to the developed Software are the unlimited property of H.O.T. or the General Partner and have only been supplied to third parties in the ordinary course of business. All maintenance agreements relating to the Software have been duly and completely performed.

         8.1.11   Insurances

                  To the best knowledge of Sellers, H.O.T. or the General Partner, as the case may be, maintain in full force and effect for their own benefit, policies of insurance valid for a period of at least up to December 31, 1996 against fire, water, theft and any other usually insured business risks, in particular with regard to statutory liabilities and business interruption in adequate amounts to provide reasonable protection for the business and assets of H.O.T. or the General Partner. To the extent, H.O.T. or the General Partner have benefitted or benefit of umbrella insurance agreements taken out by Sellers, ProSieben or any of their affiliates, H.O.T. or the General Partner do not owe any outstanding premiums nor shall H.O.T. or the General Partner be charged back for any such premiums by Sellers or their respective affiliates, relating to periods prior to the Closing Date.

         8.1.12   Assets

                  To the best knowledge of Sellers, all assets of H.O.T. are in a condition which is commensurate with the H.O.T. Business or General Partner's business and in an adequate condition to carry on the H.O.T. Business in substantially the same fashion as carried out prior to the Closing Date. To the best knowledge of Sellers, H.O.T. or the General Partner, as the case may be, are in the lawful possession or are the unrestricted owners, as the case may be, of all such assets which are necessary to carry out the H.O.T. Business in the same fashion as prior to the Closing Date. Except as disclosed in Exhibit 8.1.12 each of the material assets of H.O.T. is the absolute property of H.O.T. free from any mortgage, charge, pledge, lien, encumbrance, license, lease, right of pre-emption or any other third party interest and none of the assets of the same subject to any hire, hire purchase, conditional or credit sale or any other agreement for payment on deferred terms.

         8.1.13   Permits and Licenses

                  H.O.T. has obtained all material licenses, permissions and consents necessary to carry on its business as presently conducted and is not in breach of any of the same. The current media law situation, as understood by the Sellers, is described in Exhibit 8.1.13.

         8.1.14   Litigation and Compliance

                  To the best knowledge of Sellers, there is no litigation or administration or arbitration proceeding before any court, judicial, administrative or governmental authority or arbitrators or other body to which H.O.T. or the

                  General Partner is a party, nor to the best of their knowledge is any of such event pending or threatened against them or against any of their assets which might have a material adverse effect on their ability to duly and punctually perform and observe all of their obligations hereunder, except as set forth in Exhibit 8.1.14.

         8.1.15   Taxes and Accounts

                  To the best knowledge of Sellers, H.O.T. and General Partner have duly complied with all material legal requirements relating to taxation and H.O.T. and General Partner have in particular

                  8.1.15.1 properly kept all material records and documents
                           required to be kept;

                  8.1.15.2 properly and punctually made all returns and provided accurate information to the German tax authorities and any other German body concerned as so required;

                  8.1.15.3 paid all taxation charged, assessed, levied or
                           payable in accordance with the relevant statute or legislation as and when it became due;

                  8.1.15.4 deducted taxation from all payments where required so to do by law and accounted to the appropriate fiscal body for taxation so deducted;

                  8.1.15.5 not become liable and have not been liable to pay any interest, penalty, fine or sum or similar nature in respect of taxation;

                  8.1.15.6 not entered into any dispute with any fiscal
                           authority.

                  8.1.15.7 accrued sufficient amounts at the Effective Date in the Management Accounts to address any material tax liabilities.

         8.1.16   Foreign Tax Returns

                  No taxes or tax returns have become due by H.O.T. or General Partner outside of the Federal Republic of Germany, except for the Republic of Austria.

         8.1.17   Employee Benefits

                  To the best knowledge of Sellers, all obligations whether arising by operation of law, by agreement or by past custom, for payments and contributions with respect to direct or indirect pension and retirement benefits or other compensation or benefits such as anniversary payments to the employees of H.O.T. or the General Partner and pension fund old age pension liabilities for the period prior to the Effective Date have been paid by H.O.T. and the General Partner or full provision therefor has been made in the Management Accounts to cover fully their current value.

         8.1.18   Business Plan

                  The business plan exhibited hereto as Exhibit 8.1.18 shows a substantially accurate view of the state of affairs and the financial position of H.O.T. based on reasonable assumptions and projections as of August 31, 1996.

         8.1.19   Management Accounts

                  The Management Accounts as attached hereto in Exhibit 4.1 show a substantially accurate view of the state of affairs and the financial position of H.O.T. as at and for the financial period ending on August 31, 1996, and the profits and losses of H.O.T. for the period ended on such date. Substantial for purposes of this Section shall mean any discrepancy at or exceeding DM. 1,000,000.00 (Deutsche Mark one million) and for purposes of this Section, the DM 1,000,000.00 basket shall not constitute a deductible and therefore the whole amount will be taken into account for determining the remedies in accordance with Section 9 below, if and to the extent the discrepancy exceeds DM 1,000,000.00 ("Freigrenze").

         8.1.20   Absence of Material Changes

                  Since the Effective Date, H.O.T. and the General Partner have carried on their businesses in the ordinary and usual course.

         8.1.21   Accurate Disclosure

                  To the best knowledge of Sellers, there is no material effect or material matter relevant to the H.O.T. Business, H.O.T. assets, and H.O.T. or the

                General Partner, as the case may be, which has not been
                disclosed to    HSN GmbH or which might render any information
                contained in the documents attached to this Agreement materially misleading or inaccurate.

8.2 Sellers shall account for all of the above representations and warranties jointly and severally with exception of the representations given under Sections 8.1.1 through 8.1.5.

8.3 If and to the extent any of the above representations and warranties are made subject to the best knowledge, best knowledge shall mean actual knowledge of Sellers or any actual knowledge they should have obtained after due inquiry of the managing directors of General Partner and Mr. Henning Schnepper, inhouse counsel to H.O.T. Sellers shall not account for any knowledge they failed to obtain due to slight negligence ("leichte Fahrlassigkeit").

Section 9 REMEDIES

9.1 In the event of any breach or non-fulfilment by either of the Sellers of any of the warranties and representations contained in Section 8, Sellers shall be liable, at the Seller's election, for putting HSN GmbH, H.O.T. and/or the General Partner, into the same financial position that it would have been in if the warranties and representations contained in Section 8 had been correct or had not been breached, or, at Sellers' election, HSN GmbH can claim damages for non-performance ("Schadensersatz wegen Nichterfullung"). Any remedies granted under Section 4 above, shall be without prejudice to those remedies set forth hereunder, if and to the extent such remedies result from the breach or non-fulfilment of any of the warranties and representations contained in Section 8. To the extent any breach or non-fulfilment of any of the warranties and representations contained in Section 8 has been remedied by the way of the Balance Sheet Adjustment Payment, Sellers shall not have to account for hereunder ("no double dip").

9.2 HSN GmbH is entitled to rescind the Agreement only if any of the Acquired Partnership Interests or any of the Acquired Shares are legally defective.

9.3 In case of rescission pursuant to Section 9.2 above, the revocation of the Agreement ("Ruckabwicklung des Vertrages") is made in accordance with the provisions of the German Civil Code on the condition that Sellers have to reimburse HSN GmbH for all reasonable costs and expenses incurred in conjunction with the preparation, the negotiation and completion of this Agreement, including all legal, tax and economic due diligence in connection with this Agreement. Section 352 BGB shall not apply.

9.4 In the event of any breach or non-fulfilment by Sellers of any of the representations and warranties contained in Section 8 of this Agreement, HSN GmbH will give to Sellers written notice of such breach or non-fulfilment stating the nature thereof and the amount involved to the extent that such amount has been determined at the time when such notice was given. Section 377 HGB shall not apply.

9.5 Any other remedies of HSN GmbH, regardless of the underlying legal basis therefor, including but not limited to, reduction of Purchase Price, recission of contract, damages arising under culpa in contrahendo or clausula rebus sic stantibus, are expressly excluded hereby.

9.6 The maximum aggregate liability of each Seller in respect of all claims arising hereunder shall not exceed the amount of the Purchase Price plus the aggregate amount of the contributions made by HSN GmbH between the Effective Date until the Closing Date plus any reasonable attorney fees spent in connection with the transactions contemplated hereunder up to an amount of DM 300,000.00, allocable to each Seller in proportion to the amount of the Purchase Price received by each Seller.

9.7 No liability shall attach to Sellers where the aggregate amount of claims is less than DM 100,000.00, such claims, however, not being ignored for the purpose of calculating the liability of Seller under this Agreement once the threshold is exceeded ("Freigrenze").

Section 10 STATUTE OF LIMITATION

10.1 All claims of HSN GmbH arising under this Agreement against Sellers are time barred as from March 31, 1998. Exempted herefrom are all claims of the HSN GmbH in respect of tax liabilities which shall expire six (6) months after the date of the final, non appealable assessment of the relevant liability of H.O.T. and/or the General Partner, in any event, not prior to March 31, 1998.

10.2     As to the defect of title, the statutory provisions shall apply.

Section 11 ADDITIONAL UNDERTAKINGS

11.1 H.O.T. and ProSieben entered into a sublease agreement regarding certain transponder services in the format as exhibited hereto in
         Exhibit 11.1 (however, the transponder agreement referenced in Section 3 of the "Vereinbarung betreffend Transponderkapazitat will not be attached as part of Exhibit 11.1).

11.2 HSN guarantees the payment of the Purchase Price owed in accordance with Section 3.1 above. To the extent the Joint Venture Agreement, as defined in Section 5.3 above, provides for non-compete undertakings of the parties to the Joint Venture Agreement, HSN herewith acceedes to the respective undertakings.

11.3 If the pre-merger clearance referred to under Section 6.4.1 above shall not be withheld with final effect, this Agreement shall be rescinded in accordance with the provisions of the German Civil Code. Section 352 BGB shall not apply.

Section 12 MISCELLANEOUS

12.1 Any notices or other communications in connection with this Agreement need to be made in writing and shall be delivered or sent by registered mail, fax or telecopy to the addresses below or to such other addresses which may be specified by the Parties in the future in writing.

                  to HSN GmbH:      Home Shopping Network GmbH
                                    Bethmannstr. 50-54
                                    D-60133 Frankfurt am Main

                  to Seller 1:      Quelle Schickedanz AG & Co.
                                    Nurnberger Str. 91-95
                                    D-90762 Furth
                                    Attention: Dr. Steffen Stremme
                                    with a copy to

                                    Attorney-at-Law Philipp Blomeyer
                                    Schickedanz Holding-Stiftung & Co. KG
                                    Nurnberger Str. 91-95
                                    D-90762 Furth

                  to Seller 2:      Thomas Kirch
                                    Felix-Dahm-Str.8
                                    D-81925 Munchen

                                    with a copy to

                                    Attorney-at-Law Dr. Bernhard-R. Heiss
                                    Rechtsanwalte Bosebeck Droste
                                    Marstallstr. 8
                                    D-80539 Munchen

                  to Dr. Kofler:    Dr. Georg Kofler
                                    Heinrich-Knote-Str. 14
                                    D-82343 Pocking

                                    with a copy to

                                    Attorney-at-Law Dr. Bernhard-R. Heiss
                                    Rechtsanwalte Bosebeck Droste
                                    Marstallstr. 8
                                    D-80539 Munchen

                  to HSN:           Home Shopping Network Inc.
                                    11831 30th Court North
                                    St. Petersburg, Florida 33716, U.S.A.
                                    Attention:  Michael McMullen
                                    with a copy to

                                    Attorney-at-Law Dr. Hans-Jorg Ziegenhain
                                    Doser Amereller Noack
                                    Bethmannstr. 50-54
                                    D-60311 Frankfurt am Main


12.2 The costs and expenses of this Agreement, including legal, financial and advisory fees, shall be borne by the party commissioning the respective cost. The costs incurred with regard to the notarisation of this Agreement shall be borne by HSN GmbH. The costs incurred with the premerger cartel clearance are borne by H.O.T.

12.3 All Exhibits to this Agreement constitute an integral part of this Agreement.

12.4 This Agreement and the Exhibits referred to under Section 12.3 comprise the Agreement between the Parties containing the subject matter of the Agreement and replace all oral and written declarations of intention made by the Parties in connection with the contractual negotiations. Changes or/and amendments to this Agreement need to be made in writing or by way of a notarial instrument, as the case may be.

12.5 The Agreement shall be governed by the laws of the Federal Republic of Germany. As to the dispute resolution the Parties hereto will enter into a separate arbitration agreement of even date.

12.6 In the event that one or more provisions of this Agreement shall be, or shall be deemed to be invalid or unenforceable, or this Agreement is incomplete, the validity and enforceability of the other provisions of this Agreement shall not be affected hereby. In such cases the Parties hereto agree hereby on such valid and enforceable provision or on provisions completing the Agreement which are commensurate with the commercial intent of this Agreement. The same applies if it turns out that there are gaps in this Agreement.


                                                        (continued on next page)

IN WITNESS THEREOF this Notarial Deed including the Exhibits hereto (except the English translation of Exhibit 5.3, which is not notarized) has been read aloud to the persons appeared. The persons appeared then confirmed and approved this Deed including the Exhibits hereto and signed this Deed. All this was done at the day herebelow written in the presence of me, the Notary Public, who also signed this Deed and affixed my official Seal.

Basel, this 16th (sixteenth) day of January 1997 (nineteen hundred and ninety-seven)


                                    /s/ Hans-Jorg Ziegenhain


                                    /s/ Philipp Blomeyer


                                    /s/ Stephan Cueni
                                        Notary

                  [NOTARY SEAL]